(12)     Form of Opinion of Counsel as to Tax Matters

[            ], 2011

Transamerica Series Trust

570 Carillon Parkway

St. Petersburg, FL 33716

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.5 of the Agreement and Plan of Reorganization (the “Agreement”), dated as of [            ], 2011, by and among Transamerica Series Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its series listed on Exhibit A to the Agreement under the heading “Acquiring Portfolio/Classes” (the “Acquiring Portfolios”), and the Trust on behalf of each of its series listed on Exhibit A to the Agreement under the heading “Acquired Portfolio/Classes” (the “Acquired Portfolios”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. The Agreement contemplates the acquisition of all of the Assets of each Acquired Portfolio by the corresponding Acquiring Portfolio in exchange solely for (a) the assumption by the Trust, on behalf of the applicable Acquiring Portfolio, of the Liabilities of the corresponding Acquired Portfolio and (b) the issuance and delivery by the Trust, on behalf of the applicable Acquiring Portfolio, to the corresponding Acquired Portfolio, for distribution, in accordance with paragraph 1.3 of the Agreement, pro rata to the applicable Acquired Portfolio Shareholders in exchange for the applicable Acquired Portfolio Shares and in complete liquidation of that Acquired Portfolio, of the number of full and fractional shares of each class of Acquiring Portfolio Shares of such Acquiring Portfolio corresponding to each class of Acquired Portfolio Shares of the corresponding Acquired Portfolio determined by dividing the value of the Trust’s net assets with respect to each class of Acquired Portfolio Shares of the corresponding Acquired Portfolio by the net asset value of one share of the corresponding class of Acquiring Portfolio Shares of such Acquiring Portfolio (each such acquisition, assumption, issuance and delivery, and distribution relating to a particular Acquired Portfolio and Acquiring Portfolio is referred to herein as a “Transaction”).

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement and related documents (collectively, the “Transaction Documents”). In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements,

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arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Transaction Documents.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents and in certificates of the Trust, on behalf of the Acquired Portfolio and the Acquiring Portfolio, each dated as of the date hereof (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of each of the Transactions, and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code (“Treasury Regulations”), and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, with respect to each Transaction, we are of the opinion that, for United States federal income tax purposes:

1.

The transfer to the applicable Acquiring Portfolio of all of the Assets of the corresponding Acquired Portfolio in exchange solely for Acquiring Portfolio Shares and the assumption by the Trust, on behalf of such Acquiring Portfolio, of all of the Liabilities of such Acquired Portfolio, followed by the distribution of such Acquiring Portfolio Shares to the Acquired Portfolio Shareholders of the applicable Acquired Portfolio in complete liquidation of such Acquired Portfolio, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the applicable Acquired Portfolio and the corresponding Acquiring Portfolio will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.

No gain or loss will be recognized by such Acquiring Portfolio upon receipt of the Assets of the corresponding Acquired Portfolio solely in exchange for the applicable Acquiring Portfolio Shares and the assumption by the Trust, on behalf of the Acquiring Portfolio, of the Liabilities of the applicable Acquired Portfolio.

3.

The basis in the hands of such Acquiring Portfolio of the Assets of the corresponding Acquired Portfolio transferred in the Transaction will be the same as the basis of such Assets in the hands of the Acquired Portfolio immediately prior to the transfer thereof, increased by the

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amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Portfolio upon the transfer.

4.

The holding period of each Asset in the hands of such Acquiring Portfolio, other than Assets with respect to which gain or loss is required to be recognized in the Transaction, will include the period during which the Asset was held by the corresponding Acquired Portfolio (except where investment activities of the Acquiring Portfolio have the effect of reducing or eliminating the holding period with respect to an Asset).

5.

No gain or loss will be recognized by such Acquired Portfolio upon the transfer of its Assets to the corresponding Acquiring Portfolio solely in exchange for the applicable Acquiring Portfolio Shares and the assumption by the Trust, on behalf of the Acquiring Portfolio, of the Liabilities of the Acquired Portfolio, or upon the distribution of the Acquiring Portfolio Shares by the Acquired Portfolio to its shareholders in complete liquidation, except for (A) any gain or loss that may be recognized with respect to contracts subject to Section 1256 of the Code, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code and (C) any other gain or loss that may be required to be recognized (i) as a result of the closing of the Acquired Portfolio’s taxable year or (ii) upon the transfer of an Asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

6.

No gain or loss will be recognized by the Acquired Portfolio Shareholders of such Acquired Portfolio upon the exchange of their Acquired Portfolio Shares solely for the Acquiring Portfolio Shares of the corresponding Acquiring Portfolio as part of the Transaction.

7.

The aggregate basis of the Acquiring Portfolio Shares that each Acquired Portfolio Shareholder of the applicable Acquired Portfolio receives in connection with the Transaction will be the same as the aggregate basis of its Acquired Portfolio Shares exchanged therefor.

8.

Each Acquired Portfolio Shareholder’s holding period for its Acquiring Portfolio Shares received in the Transaction will include the period for which it held the Acquired Portfolio Shares exchanged therefor, provided that he or she held such Acquired Portfolio Shares as capital assets on the date of the exchange.

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This opinion is being delivered solely to you for your use in connection with the referenced Transactions, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,

BINGHAM McCUTCHEN LLP